Exhibit 99.1

News Release

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

Media Contact:

Rachael Crocker

Rachael.Crocker@umb.com

(816) 860-7775

Investor Relations Contact:

Kay Gregory

Kay.Gregory@umb.com

(816) 860-7106

UMB Financial Corporation Announces Agreement to Sell

Scout Investments, Inc. to Carillon Tower Advisers

KANSAS CITY, Mo. (April 20, 2017) — UMB Financial Corporation (Nasdaq: UMBF) announced today the execution of an agreement to sell 100 percent of the stock of Scout Investments, Inc. (Scout), its institutional investment management subsidiary with $27.3 billion in assets under management (as of Dec. 31, 2016), to Carillon Tower Advisers, a unit of Raymond James Financial, for $172.5 million in cash, subject to purchase price adjustments at closing. The company plans to use the proceeds from the transaction to support its current growth strategies.

“The decision to sell Scout Investments comes at a time when our company has evolved,” said Mariner Kemper, chairman and CEO of UMB Financial Corporation. “This transaction allows us to invest more time, energy and capital resources into our core businesses. We’re excited by this opportunity and what it means to be a relationship-based, diversified financial services company with a focus on enhancing long-term profitability.”

Kemper continued, “At the core of our business model is diversified revenue, with noninterest income from the Bank and Fund Services representing 44.7 percent of their combined total revenue in 2016, compared to 27.9 percent median from our peers. Scout has been an integral part of our company for more than 30 years, and we believe we have found the right partner for them in Carillon Tower Advisers, whose sole focus is on institutional-quality investment management, and brings enhanced distribution capabilities and scale to Scout.”

The transaction has been approved by the boards of directors at both companies, is anticipated to close by the end of the calendar year and is subject to customary closing conditions, including mutual fund board approval and consents of the mutual fund shareholders and certain advisory clients. Both companies will continue to conduct business as usual in the interim.

RBC Capital Markets LLC served as exclusive financial advisor and Stradley Ronon Stevens & Young, LLP served as legal counsel to UMB in this transaction.

Investor Conference Call

UMB plans to host a listen-only conference call to discuss the details of the transaction at 8:00 a.m. CT, today, Thursday, April 20.

Interested parties may access the call by dialing (toll-free) 877-267-8760 or (U.S.) 412-542-4148 and requesting to join the UMB Financial call. The call can also be accessed by visiting the investor relations area of umbfinancial.com by using the following link:

UMB Financial Investor Update Call

A replay of the conference call may be heard until May 4, by calling (toll-free) 877-344-7529 or (U.S.) 412-317-0088. The replay pass code required for playback is 10104837. The call replay may also be accessed via the company’s website umbfinancial.com and visiting the investor relations area.

About UMB

UMB Financial Corporation (Nasdaq: UMBF) is a diversified financial holding company headquartered in Kansas City, Mo., offering complete banking services, payment solutions, asset servicing and institutional investment management to customers. UMB operates banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas, as well as two national specialty-lending businesses. Subsidiaries of the holding company include companies that offer services to mutual funds and alternative-investment entities and registered investment advisers that offer equity and fixed income strategies to institutions and individual investors. For more information, visit umb.com, umbfinancial.com, blog.umb.com or follow us on Twitter at @UMBBank, Facebook at facebook.com/UMBBank and LinkedIn at linkedin.com/company/umb-bank.

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